Continental Building Products Reports First Quarter 2018 Results
Herndon, Virginia, May 3, 2018. Continental Building Products, Inc. (NYSE: CBPX) (the "Company"), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the first quarter ended March 31, 2018.
Highlights of First Quarter 2018 as Compared to First Quarter 2017

•	Net income increased 11.6% to $13.6 million

•	Earnings per share increased 16.1% to $0.36

•	Net sales decreased 3.2% to $116.8 million on wallboard volumes down 5.4%

•	Gross margin increased to 25.8% compared to 25.7%

•	EBITDA[1] decreased to $31.3 million down 4.9% compared to $33.0 million

•	Deployed $6.4 million in capital investments

•	Deployed $14.6 million to repurchase 530,600 shares of common stock

•	Outlook for full year 2018 unchanged
"We delivered higher gross margins in the first quarter while facing a challenging operating environment, including lower volumes as expected given strong pre-buy activity in advance of our January 1, 2018 price increase and poor weather for our regions. Our ability to improve gross margins while overcoming a tightening freight and labor market reflects our sharp focus on operating discipline and our low cost highly efficient assets" stated Jay Bachmann, President and Chief Executive Officer.
Mr. Bachmann continued, "We delivered strong quarterly earnings of $0.36 per share. In addition to the benefits of tax reform and the accretive benefit of our stock repurchase plan, we believe this is a direct result of our Bison Way continuous improvement efforts and the payback we are already receiving from high-return capital projects. As we look forward to the balance of the year, we are encouraged by the pace of wallboard demand in our markets, which supports our unchanged outlook for full year 2018. At the same time, we remain focused on deploying our strong cash flow to improve our cost position through further investments in high-return capital projects while continuing to repurchase shares as a key avenue to return value to shareholders."
First Quarter 2018 Results vs. First Quarter 2017
Wallboard sales volumes decreased to 615 million square feet (MMSF) for the first quarter 2018, compared to 650 MMSF in the prior year quarter. Net sales were down 3.2% to $116.8 million, compared to $120.6 million in the prior year quarter, primarily due to a 5.4% decrease in wallboard volumes attributable to strong customer pre-buy activity during the fourth quarter 2017 in anticipation of a previously announced January 1, 2018 price increase, partially offset by an increase in average mill net price compared to the prior year quarter.
Operating income was $20.8 million, compared to $21.7 million in the prior year quarter. This decrease was primarily attributable to lower wallboard volumes. SG&A expense was $9.4 million compared to $9.3 million in the prior year quarter, or 8.1% of net sales compared to 7.7% in the prior year quarter.
Interest expense decreased 6.7% to $2.7 million, compared to $2.9 million in the prior year quarter, reflecting higher investment income and capitalized interest partially offset by the rise in LIBOR.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are a non-GAAP financial measure, to relevant GAAP financial measures, and a discussion of why they are useful to investors.

Net income for the first quarter 2018 increased 11.6% to $13.6 million, or $0.36 per share, compared to $12.2 million, or $0.31 per share, in the prior year quarter. The $1.4 million increase in net income is primarily a result of the decrease in provision for income taxes under the new tax rates effective for 2018.
Balance Sheet and Cash Flow
As of March 31, 2018, the Company had cash on hand of $63.8 million and total outstanding borrowing under the term loan agreement of $270.9 million. During the first quarter 2018, the Company generated cash flows from operations of $13.7 million and deployed $6.4 million in capital investments.
In February 2018, the Company's Board of Directors authorized an expansion of its stock repurchase program from up to $200 million to up to $300 million. The program's expiration date was also extended from the end of 2018 to the end of 2019. During the first quarter 2018, the Company repurchased 530,600 shares of its common stock under its repurchase program at an aggregate purchase price of $14.6 million, representing 1.4% of its outstanding shares as of December 31, 2017. As of March 31, 2018, against the expanded program, the Company has repurchased $117.9 million of our common stock at an average price of $21.84 per share and had a remaining capacity of $182.1 million for future repurchases.
Forward-Looking Outlook For the Full Year 2018

•	SG&A is expected to be in the range of $39 - $40 million

•	Cost of goods sold inflation per unit is expected to be at 3% to 5% partly offset by approximately $5 million of savings from high return capital projects

•	Total capital expenditures are expected to be in the range of $30 - $35 million

◦	Maintenance capital spending is expected to be approximately $15 million

◦	High-return capital spending is expected to be in the range of $15 - $20 million

•	Depreciation and amortization is expected to be in the range of $43 - $46 million

•	Effective tax rate is expected to be in the range of 22% - 24%
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, May 3, 2018 at 5:00 p.m. Eastern Time to review first quarter 2018 financial results, discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company's website at www.continental-bp.com. To participate in the call, please dial (877) 407-0789 (domestic) or (201) 689-8562 (international). A replay of the conference call will be available through June 3, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the pass code number 13678456.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2018	March 31, 2017
	(in thousands, except share data and per share amounts)
Net sales	$116,802	$120,615
Costs, expenses and other income:
Cost of goods sold	86,616	89,624
Selling and administrative	9,424	9,304
Total costs and operating expenses	96,040	98,928
Operating income	20,762	21,687
Other expense, net	(140)	(644)
Interest expense, net	(2,720)	(2,916)
Income before losses from equity method investment and provision for income taxes	17,902	18,127
Losses from equity method investment	(364)	(170)
Income before provision for income taxes	17,538	17,957
Provision for income taxes	(3,892)	(5,730)
Net income	$13,646	$12,227

Net income per share:
Basic	$0.36	$0.31
Diluted	$0.36	$0.31
Weighted average shares outstanding:
Basic	37,432,782	39,576,268
Diluted	37,604,953	39,702,126

Continental Building Products, Inc.
Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$63,848	$72,521
Receivables, net	46,246	38,769
Inventories, net	27,725	24,882
Prepaid and other current assets	11,014	11,267
Total current assets	148,833	147,439
Property, plant and equipment, net	293,902	294,003
Customer relationships and other intangibles, net	68,433	70,807
Goodwill	119,945	119,945
Equity method investment	9,071	9,263
Debt issuance costs	432	477
Total Assets	$640,616	$641,934
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$31,215	$30,809
Accrued and other liabilities	10,682	11,940
Notes payable, current portion	1,680	1,702
Total current liabilities	43,577	44,451
Deferred taxes and other long-term liabilities	15,888	15,847
Notes payable, non-current portion	263,242	263,610
Total Liabilities	322,707	323,908
Shareholders' Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,408,395 and 44,321,776 shares issued and 37,088,978 and 37,532,959 shares outstanding as of March 31, 2018 and December 31, 2017, respectively	44	44
Additional paid-in capital	325,615	325,391
Less: Treasury stock	(157,907)	(143,357)
Accumulated other comprehensive loss	(2,085)	(2,649)
Accumulated earnings	152,242	138,597
Total Shareholders' Equity	317,909	318,026
Total Liabilities and Shareholders' Equity	$640,616	$641,934

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31, 2018	March 31, 2017
	(in thousands)
Cash flows from operating activities:
Net income	$13,646	$12,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,581	11,286
Amortization of debt issuance costs and debt discount	334	291
Losses from equity method investment	364	170
Debt related expenses	—	686
Share-based compensation	600	724
Deferred taxes	—	92
Change in assets and liabilities:
Receivables	(7,562)	(9,323)
Inventories	(2,913)	(1,279)
Prepaid expenses and other current assets	1,144	1,994
Accounts payable	(1,353)	1,714
Accrued and other current liabilities	(1,042)	100
Other long-term liabilities	(56)	(146)
Net cash provided by operating activities	13,743	18,536
Cash flows from investing activities:
Capital expenditures	(5,955)	(5,359)
Software purchased or developed	(482)	(1)
Capital contributions to equity method investment	(251)	(524)
Distributions from equity method investment	78	214
Net cash used in investing activities	(6,610)	(5,670)
Cash flows from financing activities:
Proceeds from exercise of stock options	11	168
Tax withholdings on share-based compensation	(421)	(209)
Proceeds from debt refinancing	—	273,625
Disbursements for debt refinancing	—	(273,625)
Payments of financing costs	—	(649)
Principal payments for debt	(679)	(684)
Payments to repurchase common stock	(14,550)	(5,237)
Net cash used in financing activities	(15,639)	(6,611)
Effect of foreign exchange rates on cash and cash equivalents	(167)	117
Net change in cash and cash equivalents	(8,673)	6,372
Cash, beginning of period	72,521	51,536
Cash, end of period	$63,848	$57,908

Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors' compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Three Months Ended
	March 31, 2018	March 31, 2017
	(unaudited, in thousands)
Net income	$13,646	$12,227
Adjustments:
Other expense, net	140	644
Interest expense, net	2,720	2,916
Losses from equity method investment	364	170
Provision for income taxes	3,892	5,730
Depreciation and amortization	10,581	11,286
EBITDA - Non-GAAP measure	$31,343	$32,973
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP measure	26.8%	27.3%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Three Months Ended
	March 31, 2018	March 31, 2017
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$13,646	$12,227
Debt related expenses, net of tax (1)	—	454
Adjusted net income - Non-GAAP measure	$13,646	$12,681

Earnings per share - GAAP measure	$0.36	$0.31
Debt related expenses, net of tax (1)	—	0.01
Adjusted earnings per share - Non-GAAP measure	$0.36	$0.32

(1)	Expenses related to debt repricing activities are shown net of income tax benefit of $0.2 million for the three months ended March 31, 2017.

Other Financial and Operating Data
	For the Three Months Ended
	March 31, 2018	March 31, 2017
	(in thousands, except mill net)
Capital expenditures and software purchased or developed	$6,437	$5,360
Wallboard sales volume (million square feet)	615	650
Mill net sales price (1)	$151.60	$147.92

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018
Volumes (million square feet)	650	647	644	725	615
Mill net sales price (1)	$147.92	$150.32	$144.90	$144.78	$151.60

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.